Exhibit 10.21

CAPITALBANK
SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is adopted this 17th day of October, 2002, by and between CAPITALBANK, a state-chartered commercial bank located in Greenwood, South Carolina (the “Company”), and WILLIAM G. STEVENS (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1  “Benefit Amount” means 49.45% of the Executive’s Compensation.

1.2  “Change of Control” means the first to occur of the following:

a.
Any person or entity, or any two or more persons or entities acting as a group as defined in Section 13(d)(3) of the Federal Securities and Exchange Act of 1934, shall acquire ownership of fifty(50%) percent or more of the outstanding voting stock of the Company; or

b.	The acquisition of, or sale of, all or substantially all of the assets of the Company, except to an Affiliate as defined hereinbelow; or

c.	The merger of the Company into another entity that is not an Affiliate as defined hereinbelow, and the Company is not the survivor of such merger.

For purposes hereof, an “Affiliate” is any entity controlling, controlled by, or under common control with the Company. For this purpose, “control” means legal or beneficial ownership of fifty (50%) percent or more of the equity or voting interests in an entity.

1.3  “Code” means the Internal Revenue Code of 1986, as amended.

1.4  “Compensation” means the highest average annual combined total of annual base salary paid plus bonus earned for such year calculated for a three consecutive year period occurring in the most recently completed five calendar year period at the date of Termination of Employment. If the Executive has not been employed by the Company for three full calendar years at the time of Termination of Employment, the average calculation will be based on the number of completed calendar years of employment. (Example: Executive is hired at the beginning of year 1. Base salary paid and bonus earned in year1, respectively, are $100,000 and $10,000; year 2 are $110,000 and $11,000; year 3 are $90,000 and $9,000; year 4 are $110,000 and $5,000; year 5 are $95,000 and $15,000. If termination of employment occurs in at the end of year 5, Compensation for purposes of this Agreement will be $111,667, the average annual combined base salary paid and bonus earned in years 2-4. If termination of employment occurs at the end of year 2, Compensation for purposes of this Agreement will be $115,500, the average annual combined base salary paid and bonus earned in years 1 and 2.)

1.5  “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.6  “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.7  “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.8  “Effective Date” means September 1, 2002.

1.9  “Normal Retirement Age” means the August 31st immediately following the Executive’s 65th birthday.

1.10  “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.11  “Plan Year” means a twelve-month period commencing on September 1st and ending on August 31st of the following year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.12  “Termination for Cause” means Termination of Employment by the Company for reasons that shall include, but not be limited to, the commission of any of the following by the Executive: dishonesty; theft; unethical business conduct; indictment for a felony; indictment for a misdemeanor involving moral turpitude; drug or alcohol addiction; lack of competence in the performance of any duty on behalf of the Company; violation of the terms and provisions of this Agreement; insubordination or failure to comply with reasonable instructions of the Company; material violation by Executive of any federal or state banking law, rule or regulation; causing or permitting, whether intentionally or negligently, the Company to materially violate and federal or state banking law, rule or regulation; if Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by notice served under Section 8(e) of the Federal Deposit Insurance Act (12 U.S.C., Section 1818(e)); or failure of Executive to relocate his residence in accordance with Section 5 of the Executive’s employment agreement in effect on the Effective Date or as subsequently amended.

1.13  “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

1.14  “Vesting Percentage” means a cumulative ten percent (10%) for each Year of Service until a maximum of one hundred percent (100%) after ten (10) Years of Service.

1.15  “Year(s) of Service” means a full 12-month period of continuous employment (including an approved leave of absence) beginning with the Executive’s date of hire by the Company.

Article 2
Lifetime Benefits

2.1  Normal Retirement Benefit.    Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1  Amount of Benefit.    The annual benefit under this Section 2.1 is the Benefit Amount.

2.1.2  Payment of Benefit.    The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of eighteen years.

2.2  Early Termination Benefit.    Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1  Amount of Benefit.    The benefit under this Section 2.2 is the Early Termination

Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by multiplying the Accrual Balance set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date by the Vesting Percentage achieved at the Early Termination Date . Schedule A shall be recalculated each Plan Year to reflect current Compensation based on actual salary and bonus. The resulting Benefit Amount shall be projected to normal retirement date with a 4% annual increase.] This benefit is determined by calculating a two-hundred sixteen month fixed annuity from the vested Accrual Balance, crediting interest on the unpaid balance at an annual rate of eight percent, compounded monthly.

2.2.2  Payment of Benefit.    The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of eighteen years.

2.3  Disability Benefit.    If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1  Amount of Benefit.    The benefit under this Section 2.3 is the Disability Lump-sum Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the Accrual Balance. Schedule A shall be recalculated each Plan Year to reflect current Compensation based on actual salary and bonus.

2.3.2  Payment of Benefit.    The Company shall pay the Accrual Balance to the Executive in a lump sum within 90 days following Termination of Employment.

2.4  Change of Control Benefit.    Upon Termination of Employment following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1  Amount of Benefit.    The benefit under this Section 2.4 is the Change in Control Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1 calculated as if the Executive had remained employed by the Company until the Normal Retirement Age.

2.4.2  Payment of Benefit.    The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of eighteen years.

Article 3
Death Benefits

3.1  Death During Active Service.    If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1  Amount of Benefit.    The benefit under this Section 3.1 is the Accrual Balance set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date.

3.1.2  Payment of Benefit.    The Company shall pay the benefit to the Executive’s beneficiary in a lump sum within 90 days following the Executive’s death.

3.2  Death During Payment of a Lifetime Benefit.    If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining Accrual Balance at the time of the Executive’s death to the Executive’s beneficiary in a lump sum within 90 days of the Executive’s death.

3.3  Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences.    If the Executive is entitled to a Lifetime Benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the Accrual Balance at the time of the Executive’s death to the Executive’s beneficiary in a lump sum within 90 days of the Executive’s death.

Article 4
Beneficiaries

4.1  Beneficiary Designations.    The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2  Facility of Payment.    If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations

5.1  Termination for Cause.    Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive is subject to a Termination for Cause.

5.2  Suicide or Misstatement.    The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

5.3  Competition After Termination of Employment.    The Company shall not pay any benefit under this Agreement if the Executive, without the prior written consent of the Company and within 2 years from the Executive’s Termination of Employment, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or retirement. This section shall not apply following a Change in Control.

5.4  Solicitation After Termination of Employment.    The Company shall not pay any benefit under this Agreement if the Executive, without the prior written consent of the Company and within 2 years from the Executive’s Termination of Employment, solicits any employee of the Company for the purpose of hiring such employee away from the Company or solicits any customer of the Company that was a customer of the Company at or prior to the Executive’s Termination of Employment for the purpose of obtaining such customer’s business relationship in any manner that could be deemed to be competitive to the Company. This section shall not apply following a Change in Control.

Article 6
Claims and Review Procedures

6.1  Claims Procedure.    The Executive or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1  Initiation – Written Claim.    The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2  Timing of Company Response.    The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3  Notice of Decision.    If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)  The specific reasons for the denial,
(b)  A reference to the specific provisions of the Plan on which the denial is based,
(c)  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)  An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
(e)  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2  Review Procedure.    If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1  Initiation – Written Request.    To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2  Additional Submissions – Information Access.    The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3  Considerations on Review.    In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4  Timing of Company Response.    The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5  Notice of Decision.    The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)  The specific reasons for the denial,
(b)  A reference to the specific provisions of the Plan on which the denial is based,
(c)  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
(d)  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

This Agreement may be amended only by a written agreement signed by the Company and the Executive.

Notwithstanding the previous paragraph in this Article 7, the Company may terminate this Agreement at any time. However, in no event shall this Agreement be terminated under this Article 7 without payment to the Executive of 100% of the Accrual Balance set forth on Schedule A (recalculated as set forth in Section 2.2.1) for the end of the Plan Year in which termination of the Agreement occurs.

Article 8
Miscellaneous

8.1  Binding Effect.    This Agreement shall bind the Executive and the Company, and their beneficiaries,   survivors, executors, successors, administrators and transferees.

8.2  No Guarantee of Employment.    This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3  Non-Transferability.    Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.4  Reorganization.    The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5    Tax Withholding.    The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6    Applicable Law.    The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

8.7    Unfunded Arrangement.    The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8    Entire Agreement.    This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9    Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)    Establishing and revising the method of accounting for the Agreement;

(b)    Maintaining a record of benefit payments;

(c)    Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d)    Interpreting the provisions of the Agreement.

8.10    Named Fiduciary.    The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY: CAPITALBANK

/s/ WILLIAM G. STEVENS	By	/s/ Ralph W. Brewer
WILLIAM G. STEVENS	Title	Chief Financial Officer

BENEFICIARY DESIGNATION

CAPITALBANK
SALARY CONTINUATION AGREEMENT

WILLIAM G. STEVENS

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:  Linda M. Stevens

Contingent:  W. Gerald Stevens (50%)

Susan S. Laird (50%)

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature	/s/ William G. Stevens

Date October 17, 2002

Received by the Company this 17th day of October, 2002.

By	/s/ R. Wesley Brewer

Title:	Chief Financial Officer

CAPITALBANK
WILLIAM G. STEVENS
Salary Continuation Agreement
Schedule A

Plan Year Ending	Benefit Level	Accrual Balance	Early Term. Vesting Schedule	Vested Accrual Balance	Early Termination Annual Benefit Payable at 65	Change of Control Annual Benefit Payable at 65	Disability Lump-sum Benefit Payable Immediately
Aug-03	116,267	103,671	100%	103,671	18,895	152,999	103,671
Aug-04	120,918	220,899	100%	220,899	37,175	152,999	220,899
Aug-05	125,754	354,130	100%	354,130	55,029	152,999	354,130
Aug-06	130,784	506,591	100%	506,591	72,687	152,999	506,591
Aug-07	136,016	682,788	100%	682,788	90,460	152,999	682,788
Aug-08	141,456	889,630	100%	889,630	108,831	152,999	889,630
Aug-09	147,115	1,139,685	100%	1,139,685	128,735	152,999	1,139,685
Aug-10	152,999	1,466,913	100%	1,466,913	152,999	152,999	1,466,913